Exhibit 99.1

News Release

For more information, contact:

Teresa Paulsen                MEDIA

Vice President,

Communication & External Relations

ConAgra Foods, Inc.

tel: 402-240-5210

Chris Klinefelter             ANALYSTS

Vice President, Investor Relations

ConAgra Foods, Inc.

tel: 402-240-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS COMPARABLE THIRD-QUARTER EPS ABOVE

EXPECTATIONS; FISCAL 2015 EPS GUIDANCE INCREASED;

FISCAL 2015 DEBT REDUCTION GOAL REAFFIRMED;

IMPAIRMENT CHARGE FOR PRIVATE BRANDS

Fiscal 2015 Third-quarter Highlights (% cited vs. year-ago period amounts, where applicable):

•	Diluted EPS from continuing operations posted a loss of $(2.23) per share as reported, due to significant non-cash impairment charges, vs. $0.52 a year ago. After adjusting for items impacting comparability, diluted EPS of $0.59 this quarter was ahead of expectations and below year-ago comparable diluted EPS of $0.62.

•	Consumer Foods posted flat volume, and comparable segment operating profit increased.

•	Commercial Foods sales and comparable operating profit grew as the segment posted good domestic results for Lamb Weston potato operations and good overall efficiencies.

•	Private Brands comparable profits were substantially below year-ago amounts due to a continued competitive bidding environment and execution shortfalls. Private Brands comparable profits are expected to improve in fiscal 2016 and beyond due to execution-related initiatives being implemented.

•	The company recognized pre-tax noncash impairment charges of approximately $1.3 billion, writing down Private Brands goodwill and other intangible assets. This amount is identified as an item impacting comparability.

•	Due to the fiscal third quarter EPS performance, the company has raised fiscal 2015 diluted EPS expectations to $2.15-$2.19, adjusted for items impacting comparability.

•	The company continues to expect to repay approximately $1 billion of debt this fiscal year. The company has repaid more than $600 million of debt so far this fiscal year, approximately $500 million of which reflects the utilization of proceeds related to the Ardent Mills transaction. Other capital allocation goals are unchanged.

•	As previously announced, Sean Connolly began his role as CEO-Elect on March 3, 2015 and becomes CEO on April 6, 2015.

OMAHA, Neb., March 26, 2015 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2015 third quarter ended Feb. 22, 2015.

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Diluted loss per share from continuing operations was $(2.23) for the fiscal third quarter 2015, due to a significant impairment charge, vs. diluted EPS of $0.52 as reported for the fiscal 2014 third quarter. After adjusting for items impacting comparability, comparable diluted EPS was $0.59 this quarter and $0.62 in the year-ago period. Items impacting comparability are summarized toward the end of this release and reconciled for Regulation G purposes starting on page 11.

Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We are pleased with the performance of our Consumer Foods segment and our domestic Commercial Foods business, as well as the robust efficiencies we are generating across the company. Our Private Brands segment, however, is significantly below expectations; we are in the midst of implementing initiatives to improve execution to drive better performance starting in fiscal 2016.”

“Given my upcoming retirement from ConAgra Foods, I would like to thank all of our shareholders for their interest, encouragement, and support over the last nine years as we have significantly transformed the company. Over these years, our team made significant strides culturally, organizationally, operationally, and in the marketplace, generating consistently strong cash flow and putting us in a good position to capitalize on the next set of opportunities. I am very excited that Sean Connolly will be the company’s next CEO, and I look forward to watching the company’s progress under his leadership.”

Consumer Foods Segment

Branded food items sold worldwide in retail channels.

The Consumer Foods segment posted sales of approximately $1.8 billion and operating profit of $274 million, as reported. Sales declined 2% as reported, with flat volume, a 1% decline in price/mix, and 1% negative impact from foreign exchange.

•	Brands posting sales growth for the quarter include ACT II, Chef Boyardee, Hebrew National, PAM, PF Chang’s, Rosarita, and Slim Jim. The company notes good performance in alternative channels given the focus on those opportunities this fiscal year.

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•	The packaging, assortment, product, and merchandising initiatives designed to improve the performance of Chef Boyardee, Healthy Choice, and Orville Redenbacher’s are underway and expected to drive continuously improving performance.

•	Other brand details are provided in the written Q&A document accompanying this release.

Operating profit of $274 million was 3% above year-ago amounts as reported. After adjusting for $8 million of net expense in the current quarter and $4 million of net expense in the year-ago period from items impacting comparability, current quarter operating profit of $282 million increased 5% over comparable year-ago amounts. Advertising expense declined approximately $20 million, reflecting a continually increasing focus on efficiency and return on investment, as well as a timing shift in which some spend has been moved from the fiscal third quarter into the fiscal fourth quarter. Good cost savings and efficiencies more than offset inflation.

Current quarter comparable operating profit also includes:

•	$21 million of negative impact from certain index hedge losses, discussed in the Hedging Activities section of this document.

•	$8 million of negative impact from changes in foreign exchange rates.

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, and bakery products, as well as consumer branded and private branded packaged food items, sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1 billion, up 1% vs. year-ago period amounts, and segment operating profit was $145 million, 18% above year-ago period amounts, as reported. After adjusting for items impacting comparability in the current quarter and year-ago period, current quarter operating profit increased 4%.

Sales and operating profits for Lamb Weston potato products grew modestly, largely reflecting good domestic performance, a better quality raw potato crop, and good operating efficiencies; collectively, these more than offset lower international results. International sales and profits were weak, resulting from recent challenges facing quick-serve restaurant customers in key Asian markets and the

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slowdown in shipments from the West Coast port labor dispute. The West Coast port labor dispute was resolved toward the end of the company’s fiscal third quarter; the company expects slower than normal shipments throughout the remainder of the fiscal year due to the backlog created by the dispute. Profits for the rest of the Commercial Foods segment grew modestly, largely reflecting good efficiencies. Comparable segment operating profit also includes $2 million of negative impact from certain index hedge losses, discussed in the Hedging Activities section of this document.

Private Brands

Private brand food items sold in domestic markets.

Note: On February 12, 2015 the company lowered the fiscal 2015 outlook for this segment.

Sales for the Private Brands segment were $1 billion in the quarter, down 5% from year-ago period amounts, reflecting 7% lower volume. Overall volume declines for most major product lines - pasta, cereal, snacks, condiments, and in-store bakery - more than offset some growth in nutrition bars.

The segment posted an operating loss of $(1.3 billion), as reported, due to an impairment of goodwill and other intangible assets. The impairment follows further deterioration in business results during the fiscal third quarter; as such, the profit outlook for this segment has been significantly reduced, and it will take longer than previously expected to manage through the challenges for this business. After adjusting for $1.3 billion of net expense from items impacting comparability (most of which are significant impairment charges) in the current quarter, and $21 million of items impacting comparability in year-ago period amounts, comparable operating profit declined 44%. Execution challenges and higher commodity costs, notably in durum wheat and snack nuts, played a significant role in the comparable profit decrease; continued volume declines across most categories, largely reflecting an intense bidding environment, also weighed on profitability. Pricing initiatives underway should help pass on the higher commodity costs over time. As previously discussed, the company is implementing changes focusing on four main areas designed to improve overall execution and customer relationships:

•	Responsiveness to customer requests for product modifications, notably graphics changes,

•	The speed of commercializing new items,

•	On-time deliveries, fill-rates, and other core measurements of customer service, and

•	The alignment between core functions driving margins, specifically sales and supply chain, to drive better cost management when input costs fluctuate.

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These initiatives have begun and will continue over the next several quarters, and are expected to favorably impact business results starting in fiscal 2016. Comparable segment profit also includes $6 million of negative impact from certain index hedge losses, discussed in the Hedging Activities section of this document.

Hedging Activities

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $6 million of favorable impact in the current quarter and $52 million of favorable impact in the year-ago period. The company identifies these amounts as items impacting comparability within the discussion of unallocated Corporate results.

Certain hedge amounts recognized directly within segments this quarter:

As previously disclosed in the company’s fiscal second-quarter earnings announcement, as part of its ongoing monitoring and review, the company had determined that changes in correlations among commodities and certain of its index hedges, exacerbated by volatility, required the company to change its method of recognizing certain mark-to-market amounts. The resulting method involves recognizing the prospective changes in the fair value of such index hedges directly into segment results as part of the mark-to-market process, which contrasts with the company’s historical and ongoing practice of temporarily classifying those amounts within unallocated Corporate results (discussed above). As such, the company has recognized approximately $28 million of expense directly to its operating segments this quarter; without this change in methodology, most of that expense would have been temporarily classified within unallocated Corporate expense and recognized within segment results over the next few quarters. The $28 million of expense is not identified as an item impacting comparability. The company has effectively exited the hedge positions that necessitated this methodology change and does not expect to have to recognize hedges in this manner in the foreseeable future.

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For its other hedges, the company will continue with its approach of temporarily classifying hedging results within unallocated Corporate expense prior to being recognized within segment results.

Other Items

•	Unallocated Corporate amounts were $50 million of expense in the current quarter and $45 million of expense in the year-ago period. Current-quarter amounts include $6 million of hedge-related benefit and $5 million of net expense from other items impacting comparability. Year-ago period amounts include $52 million of hedge-related benefit and $68 million of expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $51 million for the current quarter and $29 million in the year-ago period. The increase largely reflects higher employee benefits and incentive accruals, as well as timing differences (across fiscal quarters) for certain expenses.

•	Equity method investment earnings were $33 million for the current quarter and $11 million in the year-ago period; the year-over-year increase mostly reflects the inclusion of profits for the company’s Ardent Mills joint venture (which are not in year-ago amounts).

•	Net interest expense was $80 million in the current quarter and $95 million in the year-ago period; the decrease reflects significant debt repayment.

Capital Items

•	The company continues to expect to repay approximately $1 billion of debt this fiscal year, resulting in a cumulative debt repayment of approximately $2 billion since the acquisition of Ralcorp. The company has repaid more than $600 million of debt so far this fiscal year, approximately $500 million of which reflects the utilization of proceeds related to the Ardent Mills transaction. Other capital allocation goals are unchanged.

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•	Dividends for the quarter totaled $107 million versus $105 million in the year-ago period, reflecting an increase in shares outstanding.

•	The company repurchased approximately 1 million shares of common stock during the quarter for approximately $38 million.

•	For the current quarter, capital expenditures for property, plant and equipment were $116 million, compared with $133 million in the year-ago period. The decrease reflects several significant planned plant expansions and improvements in the year-ago period. Depreciation and amortization expense was approximately $145 million for the fiscal third quarter; this compares with a total of $150 million in the year-ago period.

Outlook

The company now expects fiscal 2015 diluted EPS, adjusted for items impacting comparability, to be in the range of $2.15-$2.19. The company now expects operating cash flow to approximate $1.55 billion, slightly below the prior forecast of $1.6 billion; the revision reflects higher inventory levels due to certain crop-based inputs and higher raw material costs. The company continues to expect to reduce debt by a total of $1 billion in fiscal 2015, thereby completing its broader debt reduction goals for the fiscal 2013-2015 period.

Major Items Impacting Third-quarter Fiscal 2015 EPS Comparability

Included in the $(2.23) diluted EPS from continuing operations for the third quarter of fiscal 2015 (EPS amounts rounded and after tax). These include references to selling, general, and administrative (SG&A) expense, and cost of goods sold (COGS):

•	Approximately $2.81 per diluted share of net expense, or $1,299 million pretax, related to the impairment of goodwill and other intangible assets in the Private Brands segment (SG&A) as well as the impact on diluted share count.

•	Approximately $0.03 per diluted share of net expense, or $22 million pretax, resulting from restructuring and integration costs. $9 million is classified within the Private Brands segment

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CONAGRA FOODS

($1 million in COGS, $8 million in SG&A), $8 million is classified within the Consumer Foods segment (all SG&A), and $5 million of this is classified as unallocated Corporate expense (SG&A).

•	Approximately $0.01 per diluted share of net benefit, or $6 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.01 per diluted share of net benefit from favorable adjustments to prior-year tax credits.

Included in the $0.52 diluted EPS from continuing operations for the third quarter of fiscal 2014 (EPS amounts rounded and after tax):

•	Approximately $0.08 per diluted share of net benefit, or $52 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.08 per diluted share of net expense, or $55 million pretax, related to the settlement of interest rate derivative hedges that were initiated in prior years in anticipation of refinancing debt that matured in the fourth quarter of fiscal 2014. Based on an assessment of the company’s debt repayment alternatives, the company decided to forego refinancing that debt, and therefore recognized the derivative loss in earnings immediately.

•	Approximately $0.06 per diluted share of net expense, or $38 million pretax, resulting from restructuring and integration (including acquisition-related restructuring). $21 million of this is classified within the results of the Private Brands segment (mostly SG&A), $13 million is classified as unallocated Corporate expense (SG&A), and $4 million is classified within the Consumer Foods segment (mostly SG&A).

•	Approximately $0.04 per diluted share of net benefit due to resolving U.S. and foreign tax matters related to transactions occurring in prior years.

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•	Approximately $0.02 per diluted share of net expense, or $17 million pretax, resulting from impairment of assets in the Commercial Foods segment (SG&A).

•	Note: in the third quarter of fiscal 2014, comparable EPS included approximately $0.05 of net contribution from items previously classified within continuing operations (primarily profits from flour milling), which have been reclassified to discontinued operations, as well as rounding.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-397-0286 and 1-719-325-4824, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 9593616. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products

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as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve operating efficiencies; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; the longshoremen labor dispute on the U.S. West Coast and its impact on ConAgra Foods’ exports; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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Regulation G Disclosure

Below is a reconciliation of Q3 FY15 and Q3 FY14 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, Commercial Foods segment operating profit, and Private Brands segment operating profit, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q3 FY15 & Q3 FY14 Diluted EPS from Continuing Operations

	Q3 FY15	Q3 FY14	% change
Diluted EPS from continuing operations	$(2.23)	$0.52	N/A
Items impacting comparability:
Net expense related to impairment of goodwill and other intangible assets, including the impact on diluted share count	2.81	—
Net expense related to restructuring, transaction, and integration costs	0.03	0.06
Net benefit related to unallocated mark-to-market impact of derivatives	(0.01)	(0.08)
Net benefit related to unusual tax matters	(0.01)	(0.04)
Net expense related to settlement of interest rate derivatives	—	0.08
Net expense related to impairment costs in the Commercial Foods segment	—	0.02
Rounding	—	0.01

Diluted EPS from continuing operations, adjusted for items impacting comparability	$0.59	$0.57
Net EPS contribution previously within continuing operations and subsequently reclassified to discontinued operations:
From milling operations	—	0.05

Diluted EPS adjusted for items impacting comparability	$0.59	$0.62	-5%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q3 FY15	Q3 FY14	% change
Consumer Foods Segment Operating Profit	$274	$265	3%
Restructuring, integration, and transactions costs	8	4

Consumer Foods Segment Adjusted Operating Profit	$282	$269	5%

Commercial Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q3 FY15	Q3 FY14	% change
Commercial Foods Segment Operating Profit	$145	$123	18%
Net expense related to impairment costs	—	17

Commercial Foods Segment Adjusted Operating Profit	$145	$139	4%

Private Brands Segment Operating Profit Reconciliation

(Dollars in millions)	Q3 FY15	Q3 FY14	% change
Private Brands Segment Operating Profit (Loss)	$(1,272)	$45	N/A
Restructuring, integration, and transactions costs	9	21
Impairment of goodwill and other intangible assets	1,299	—

Private Brands Segment Adjusted Operating Profit	$37	$66	-44%

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	THIRD QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	February 22, 2015	February 23, 2014	Percent Change
SALES
Consumer Foods	$1,835.2	$1,870.3	(1.9)%
Commercial Foods	1,028.3	1,013.7	1.4%
Private Brands	1,013.2	1,063.3	(4.7)%

Total	3,876.7	3,947.3	(1.8)%

OPERATING PROFIT (LOSS)
Consumer Foods	$274.2	$265.1	3.4%
Commercial Foods	145.2	122.7	18.3%
Private Brands	(1,271.6)	44.7	N/A

Total operating profit (loss) for segments	(852.2)	432.5	N/A

Reconciliation of total operating profit (loss) to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit (loss):
General corporate expense	(50.1)	(44.3)	13.1%
Interest expense, net	(80.3)	(95.0)	(15.5)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	$(982.6)	$293.2	N/A

Segment operating profit (loss) excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	THIRD QUARTER
	Thirty-nine weeks ended	Thirty-nine weeks ended
	February 22, 2015	February 23, 2014	Percent Change
SALES
Consumer Foods	$5,444.7	$5,536.0	(1.6)%
Commercial Foods	3,237.4	3,182.4	1.7%
Private Brands	3,045.6	3,165.8	(3.8)%

Total	11,727.7	11,884.2	(1.3)%

OPERATING PROFIT (LOSS)
Consumer Foods	$765.9	$716.0	7.0%
Commercial Foods	414.4	387.5	6.9%
Private Brands	(1,432.0)	200.0	N/A

Total operating profit (loss) for segments	(251.7)	1,303.5	N/A

Reconciliation of total operating profit (loss) to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit (loss):
General corporate expense	(282.9)	(254.6)	11.1%
Interest expense, net	(243.3)	(286.3)	(15.0)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	$(777.9)	$762.6	N/A

Segment operating profit (loss) excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	THIRD QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	February 22, 2015	February 23, 2014	Percent Change
Net sales	$3,876.7	$3,947.3	(1.8)%
Costs and expenses:
Cost of goods sold	3,052.9	3,024.2	0.9%
Selling, general and administrative expenses	1,726.1	534.9	222.7%
Interest expense, net	80.3	95.0	(15.5)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	(982.6)	293.2	N/A

Income tax expense	2.5	78.2	(96.8)%
Equity method investment earnings	33.0	11.1	197.3%

Income (loss) from continuing operations	(952.1)	226.1	N/A
Income (loss) from discontinued operations, net of tax	(0.6)	10.8	N/A

Net income (loss)	$(952.7)	$236.9	N/A

Less: Net income attributable to noncontrolling interests	1.4	2.6	(46.2)%

Net income (loss) attributable to ConAgra Foods, Inc.	$(954.1)	$234.3	N/A

Earnings (loss) per share - basic

Income (loss) from continuing operations	$(2.23)	$0.53	N/A
Income from discontinued operations	—	0.03	(100.0)%

Net income (loss) attributable to ConAgra Foods, Inc.	$(2.23)	$0.56	N/A

Weighted average shares outstanding	427.1	421.2	1.4%

Earnings (loss) per share - diluted

Income (loss) from continuing operations	$(2.23)	$0.52	N/A
Income from discontinued operations	—	0.03	(100.0)%

Net income (loss) attributable to ConAgra Foods, Inc.	$(2.23)	$0.55	N/A

Weighted average share and share equivalents outstanding	427.1	427.3	(0.1)%

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	THIRD QUARTER
	Thirty-nine weeks ended	Thirty-nine weeks ended
	February 22, 2015	February 23, 2014	Percent Change
Net sales	$11,727.7	$11,884.2	(1.3)%
Costs and expenses:
Cost of goods sold	9,311.6	9,209.2	1.1%
Selling, general and administrative expenses	2,950.7	1,626.1	81.5%
Interest expense, net	243.3	286.3	(15.0)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	(777.9)	762.6	N/A

Income tax expense	129.0	213.1	(39.5)%
Equity method investment earnings	92.6	20.4	353.9%

Income (loss) from continuing operations	(814.3)	569.9	N/A
Income from discontinued operations, net of tax	362.0	66.6	443.5%

Net income (loss)	$(452.3)	$636.5	N/A

Less: Net income attributable to noncontrolling interests	9.5	9.2	3.3%

Net income (loss) attributable to ConAgra Foods, Inc.	$(461.8)	$627.3	N/A

Earnings (loss) per share - basic

Income (loss) from continuing operations	$(1.94)	$1.33	N/A
Income from discontinued operations	0.85	0.16	431.3%

Net income (loss) attributable to ConAgra Foods, Inc.	$(1.09)	$1.49	N/A

Weighted average shares outstanding	425.5	421.1	1.1%

Earnings (loss) per share - diluted

Income (loss) from continuing operations	$(1.94)	$1.31	N/A
Income from discontinued operations	0.85	0.15	466.7%

Net income (loss) attributable to ConAgra Foods, Inc.	$(1.09)	$1.46	N/A

Weighted average share and share equivalents outstanding	425.5	427.4	(0.4)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheet

(in millions)

(unaudited)

	February 22, 2015	May 25, 2014
ASSETS
Current assets
Cash and cash equivalents	$137.3	$141.3
Receivables, less allowance for doubtful accounts of $5.0 and $4.0	1,050.7	1,058.4
Inventories	2,379.8	2,077.0
Prepaid expenses and other current assets	355.5	322.4
Current assets held for sale	—	631.7

Total current assets	3,923.3	4,230.8
Property, plant and equipment, net	3,579.9	3,636.0
Goodwill	6,305.0	7,828.5
Brands, trademarks and other intangibles, net	3,062.8	3,204.9
Other assets	997.9	267.3
Noncurrent assets held for sale	—	198.9

	$17,868.9	$19,366.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$442.0	$141.8
Current installments of long-term debt	1,008.9	84.1
Accounts payable	1,334.4	1,349.3
Accrued payroll	184.7	154.3
Other accrued liabilities	746.9	748.1
Current liabilities held for sale	—	164.8

Total current liabilities	3,716.9	2,642.4
Senior long-term debt, excluding current installments	6,723.4	8,571.5
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,694.1	2,599.4
Noncurrent liabilities held for sale	—	2.0
Total stockholders’ equity	4,538.6	5,355.2

	$17,868.9	$19,366.4

-more-

CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirty-nine weeks ended
	February 22, 2015	February 23, 2014
Cash flows from operating activities:
Net income (loss)	$(452.3)	$636.5
Income from discontinued operations	362.0	66.6

Income (loss) from continuing operations	(814.3)	569.9
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	442.9	427.5
Asset impairment charges	1,555.7	34.5
Earnings of affiliates in excess of distributions	(56.7)	(2.7)
Share-based payments expense	46.4	45.5
Contributions to pension plans	(10.0)	(13.7)
Pension expense	(10.8)	(6.7)
Terminated forward starting swap payable	—	54.9
Other items	27.8	0.6
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	14.2	(8.0)
Inventory	(299.2)	(168.2)
Deferred income taxes and income taxes payable, net	(110.7)	45.8
Prepaid expenses and other current assets	(48.8)	(27.5)
Accounts payable	(7.7)	48.4
Accrued payroll	37.0	(114.0)
Other accrued liabilities	(32.4)	(0.1)

Net cash flows from operating activities — continuing operations	733.4	886.2
Net cash flows from operating activities — discontinued operations	7.1	81.8

Net cash flows from operating activities	740.5	968.0

Cash flows from investing activities:
Additions to property, plant and equipment	(318.4)	(475.2)
Sale of property, plant and equipment	19.9	15.0
Purchase of business, net of cash acquired	(74.7)	(39.9)
Return of investment in equity method investee	391.4	—

Net cash flows from investing activities — continuing operations	18.2	(500.1)
Net cash flows from investing activities — discontinued operations	114.0	30.6

Net cash flows from investing activities	132.2	(469.5)

Cash flows from financing activities:
Net short-term borrowings	284.1	(39.3)
Issuance of long-term debt	550.0	—
Repayment of long-term debt	(1,492.9)	(71.2)
Repurchase of ConAgra Foods, Inc. common shares	(35.1)	(100.0)
Cash dividends paid	(318.2)	(315.5)
Exercise of stock options and issuance of other stock awards	113.8	87.4
Other items	(12.5)	—

Net cash flows from financing activities:	(910.8)	(438.6)

Effect of exchange rate changes on cash and cash equivalents	(7.7)	(4.6)
Net change in cash and cash equivalents	(45.8)	55.3
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of period	41.8	33.0
Less: Cash balance included in assets held for sale at end of period	—	33.7
Cash and cash equivalents at beginning of period	141.3	150.9

Cash and cash equivalents at end of period	$137.3	$205.5

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